Exhibit 10.1

SOUND POINT MERIDIAN CAPITAL, INC.

MANAGEMENT FEE WAIVER AGREEMENT

August 3, 2026

Sound Point Meridian Capital, Inc.

375 Park Avenue, 34th Floor

New York, NY 10152

San Francisco, CA 94104

Dear Ladies and Gentlemen:

This letter (the “Agreement”) will confirm the agreement between Sound Point Meridian Capital, Inc. (the “Company”) and Sound Point Meridian Management Company, LLC (the “Adviser”), as follows:

1.	The Company is a non-diversified closed-end management investment company that has registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the “1940 Act”).

2.	Pursuant to an Investment Advisory Agreement between the Company and the Adviser (the “Advisory Agreement”) dated May 9, 2024, the Company has appointed the Adviser to act as investment adviser to the Company for the period and on the terms set forth in the Advisory Agreement. Pursuant to the Advisory Agreement, the Company has agreed to pay to the Adviser a fee consisting of two components: a base management fee (the “Base Management Fee”) and an incentive fee (the “Incentive Fee”).

Under the terms of the Advisory Agreement, the Base Management Fee is calculated and payable quarterly in arrears at an annual rate equal to 1.75% of the Company’s Total Equity Base. “Total Equity Base” means the net asset value attributable to the Common Stock (prior to the application of the Base Management Fee or Incentive Fee) and the paid-in or stated capital of the preferred interests in the Company (howsoever called) (“Preferred Interests”), if any. The Base Management Fee is calculated based on the Total Equity Base at the end of the most recently completed calendar quarter and, with respect to any Common Stock or Preferred Interests issued or repurchased during such quarter, is adjusted to reflect the number of days during such quarter that such Common Stock and/or Preferred Interests, if any, was outstanding. In addition, the Base Management Fee for any partial quarter is appropriately pro-rated (based on the number of days actually elapsed at the end of such partial quarter relative to the total number of days in such calendar quarter).

Under the terms of the Advisory Agreement, the Incentive Fee is calculated and payable quarterly in arrears based on the Company’s “Pre-Incentive Fee Net Investment Income” (as defined below) for the immediately preceding calendar quarter. “Pre-Incentive Fee Net Investment Income” means interest income, dividend income and any other income (including any other fees, such as commitment, origination, structuring, diligence and consulting fees or other fees that the Company receives from an investment) accrued during the calendar quarter, minus the Company’s operating expenses for the quarter (including the Base Management Fee, expenses payable under the Administration Agreement (if in effect) and any interest expense and/or dividends paid on any issued and outstanding debt or Preferred Interests, but excluding the Incentive Fee). Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments payment-in-kind interest and zero coupon securities), accrued income that the Company has not yet received in cash. Pre-Incentive Fee Net Investment Income does not include any realized or unrealized capital gains or realized or unrealized losses.

Pursuant to the Advisory Agreement, Pre-Incentive Fee Net Investment Income, expressed as a rate of return on the value of the Company’s net assets at the end of the immediately preceding calendar quarter, is compared to a “hurdle rate” of 2.00% per quarter. The Company pays the Adviser an Incentive Fee with respect to the Company’s Pre-Incentive Fee Net Investment Income in each calendar quarter as follows: (1) no Incentive Fee in any calendar quarter in which the Company’s Pre-Incentive Fee Net Investment Income does not exceed 2.00%; (2) 100% of the Company’s Pre-Incentive Fee Net Investment Income with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the hurdle rate of 2.00% but is less than 2.50% in any calendar quarter; and (3) 20% of the amount of the Company’s Pre-Incentive Fee Net Investment Income, if any, that exceeds 2.50% in any calendar quarter.

The portion of such Incentive Fee that is attributable to deferred interest (such as payment-in-kind interest or original issue discount) is paid to the Adviser, without interest, only if and to the extent the Company actually receives such deferred interest in cash, and any accrual thereof will be reversed if and to the extent such interest is reversed in connection with any write-off or similar treatment of the investment giving rise to any deferred interest accrual.

3.	Pursuant to this Agreement, the Adviser will temporarily waive fees payable to the Adviser (the “Fee Waiver”) under the Advisory Agreement for the period beginning July 1, 2026 through December 31, 2026, as follows:

(i)	Base Management Fee Waiver: The Adviser will waive a portion of the Base Management Fee payable under the Advisory Agreement such that the Base Management Fee shall be an annual rate equal to 1.50% of the Company’s Total Equity Base.

(ii)	Incentive Fee Waiver: The Adviser will waive a portion of the Incentive Fee payable under the Advisory Agreement such that the Incentive Fee with respect to the Company’s Pre-Incentive Fee Net Investment Income in each calendar quarter shall be as follows: (1) no Incentive Fee in any calendar quarter in which the Company’s Pre-Incentive Fee Net Investment Income does not exceed 2.00%; (2) 100% of the Company’s Pre-Incentive Fee Net Investment Income with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the hurdle rate of 2.00% but is less than 2.35% in any calendar quarter; and (3) 15% of the amount of the Company’s Pre-Incentive Fee Net Investment Income, if any, that exceeds 2.35% in any calendar quarter.

4.	The Adviser may not seek reimbursement from the Company with respect to the Base Management Fee Waiver and the Incentive Fee Waiver.

5.	This Agreement shall become effective as of July 1, 2026 and continue through December 31, 2026, subject to the term and termination date of the waiver set forth in section 3 hereto, unless otherwise agreed to in writing by the parties.

6.	Nothing herein contained shall be deemed to require the Company to take any action contrary to the Company’s Certificate of Incorporation or Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Company’s Board of Directors of its responsibility for and control of the conduct of the affairs of the Company.

7.	Any question of interpretation of any term or provision of this Agreement, including but not limited to the Base Management Fee; the computations of the Company’s net assets; and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to the Advisory Agreement or the 1940 Act.

8.	If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not be affected thereby.

9.	This Agreement constitutes the entire agreement between the Company and the Adviser with respect to its subject matter and may be amended or modified only by a writing signed by duly authorized officers of both the Company and the Adviser.

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If the foregoing correctly sets forth the agreement between the Company and the Adviser, please so indicate by signing and returning to the Company the enclosed copy hereof.

Very truly yours,

SOUND POINT MERIDIAN MANAGEMENT COMPANY, LLC

By:	/s/ Daniel Fabian
Name:	Daniel Fabian
Title:	Chief Financial Officer

ACCEPTED:

SOUND POINT MERIDIAN CAPITAL, INC.

By:	/s/ Daniel Fabian
Name:	Daniel Fabian
Title:	Chief Financial Officer

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